[LOGO] Virginia
                                    Commonwealth
                                    Financial
                                    Corporation





                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 14, 1999




To Our Stockholders:


     The Annual Meeting of Stockholders of Virginia Commonwealth Financial Corporation will be held at the Lake of the Woods Clubhouse, Locust Grove, Virginia, on Friday, May 14, 1999 at 3:00 p.m. for the following purposes:


   1. To elect two (2) directors to serve until the 2002 Annual Meeting of Stockholders, or until their successors are elected and qualified;


   2. To vote upon a proposal to approve an amendment to VCFC's articles of incorporation to increase the number of shares of VCFC common stock that VCFC is authorized to issue from 3 million to 5 million.


   3. To ratify the appointment of Yount, Hyde & Barbour, P.C., as external auditors for the fiscal year ending December 31, 1999; and


   4. To transact such other business as may properly come before the meeting.


     Stockholders of record at the close of business on March 18, 1999, will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.



                                           By Order of the Board of Directors,


                                           EDWARD V. ALLISON, JR.
                                           SECRETARY

March 18, 1999




     PLEASE SIGN, DATE, AND MAIL THE ENCLOSED PROXY CARD PROMPTLY. NO POSTAGE IS REQUIRED IF THE RETURN ENVELOPE IS USED AND MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOU MAY, IF YOU DESIRE, REVOKE YOUR PROXY AND VOTE IN PERSON.

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                             [LOGO] Virginia
                                    Commonwealth
                                    Financial
                                    Corporation





                             102 SOUTH MAIN STREET
                              POST OFFICE BOX 71
                           CULPEPER, VIRGINIA 22701



--------------------------------------------------------------------------------
                              PROXY STATEMENT FOR
                        ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 14, 1999
--------------------------------------------------------------------------------

                              GENERAL INFORMATION


     The enclosed proxy is solicited by the Board of Directors of Virginia Commonwealth Financial Corporation (the "Company") for the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at the Lake of the Woods Clubhouse, Locust Grove, Virginia on May 14, 1999, at 3:00 p.m., for the purposes set forth in the accompanying Notice of Annual Meeting. The approximate mailing date of this Proxy Statement and accompanying proxy is March 22, 1999.


REVOCATION AND VOTING OF PROXIES

     Execution of a proxy will not affect a Stockholder's right to attend the Annual Meeting and to vote in person. Any Stockholder who has executed and returned a proxy may revoke it at any time before the proxy is exercised by filing an instrument effecting such revocation or a duly exercised proxy bearing a later date with the Company at the above address. Stockholders also may revoke their proxies by attending the Annual Meeting and voting in person. Proxies will extend to, and will be voted at, any adjourned session of the Annual Meeting.


VOTING RIGHTS OF STOCKHOLDERS

     Only stockholders of record at the close of business on March 18, 1999 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. As of the close of business on the record date, 2,041,762 shares of Company common stock, par value of $2.50 per share, were outstanding and entitled to vote at the meeting. The Company has no other class of stock outstanding.

     Each share of Company common stock is entitled to one vote for as many persons as there are directors to be elected at the Annual Meeting and one vote for all other matters voted on at the Annual Meeting. Shares of Company common stock are not entitled to cumulative voting rights. The presence, in person or by proxy, of a majority of the votes entitled to be cast will constitute a quorum for the transaction of business at the Annual Meeting.

SOLICITATION OF PROXIES

     The expenses of soliciting proxies will be borne by the Company. Proxies are being solicited by mail, and also may be solicited by directors, officers, employees and agents of the Company in person, by telephone, or by mail. Officers, directors and employees of the Company will not receive special compensation for their solicitation activities. The Company may reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for their reasonable expenses in sending proxy materials to beneficial owners of Company common stock.


PRINCIPAL STOCKHOLDERS

     As of March 18, 1999, no person was known to the Company to beneficially own 5% or more of the outstanding shares of Company common stock.

     The Trust Division of Second Bank & Trust, a wholly-owned subsidiary of the Company, holds as trustee of various trust accounts a total of 93,311 shares (or approximately 4.6%) of Company common stock. Section 13.1-662E of the Virginia Code prohibits the Trust Division from voting these shares at the Annual Meeting unless a co-fiduciary is appointed for the sole purpose of voting such shares.

     As of March 18, 1999, the directors and executive officers of the Company as a group beneficially owned 99,988 shares (or approximately 4.9%) of Company common stock.


                                 PROPOSAL ONE


                             ELECTION OF DIRECTORS

     The Board of Directors of the Company is comprised of eight directors who are divided into three classes (Class I, Class II, and Class III). The term of office for the two Class I directors will expire at the Annual Meeting. The first two persons in the beneficial share table below, all of whom currently serve as directors of the Company, will be nominated to serve as Class I directors. If elected, the Class I directors will serve for terms of three years until the 2002 Annual Meeting, or until their successors are duly elected and qualified.

     The persons named in the proxy will vote for the election of the nominees named below unless authority is withheld. If any of the persons named below is unavailable to serve for any reason, an event which the Board of Directors does not anticipate, proxies will be voted for the remaining nominees and such other person or persons as the Board of Directors may reduce the size of Class I to the number of remaining nominees, for whom the proxies will be voted.

     The following table sets forth certain information concerning the nominees for election at the Annual Meeting as Class I directors, as well as certain information about the Class II and Class III directors, who will continue in office after the Annual Meeting until the 2001 and 2000 Annual Meetings, respectively. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR ELECTION OF THE CLASS I DIRECTORS.

                             NOMINEES FOR ELECTION
                               CLASS I DIRECTORS
                      (TO SERVE UNTIL 2002 ANNUAL MEETING)




                                                                           NUMBER & PERCENT
                                                                             OF SHARES
                              DIRECTOR            OCCUPATION                BENEFICIALLY
NAME AND AGE                  SINCE(2)           PAST 5 YEARS                 OWNED(3)
--------------------------   ---------   ----------------------------- ---------------------
Gregory L. Fisher 49            1992     President, Eddins Ford,Inc.           450(1)

Thomas F. Williams, Jr. 60      1988     Partner, Franklin, Williams        12,754(1)(4)
                                         and Cowan, Esq.

                              CLASS II DIRECTORS
                      (SERVING UNTIL 2001 ANNUAL MEETING)

Taylor E. Gore 60               1975     Executive Vice President &          6,747(1)
                                         General Manager, Culpeper
                                         Farmers' Co-op, Inc.

W. Robert Jebson, Jr. 65        1990     President, Environmental            5,867(1)(4)
                                         Systems Service, Ltd.

William B. Young 61             1988     Chief Executive Officer,           14,933(1)(4)
                                         Virginia Heartland Bank

                              CLASS III DIRECTORS
                      (SERVING UNTIL 2000 ANNUAL MEETING)


O. R. Barham, Jr. 48            1996     President and Chief Executive       4,900(1)
                                         Officer, Second Bank & Trust

Marshall D. Gayheart, Jr. 68    1971     Retired, Proprietor, Gayheart      29,466(4)
                                         Drug Store

H. Wayne Parrish 55             1988     President and General               8,167(1)(4)
                                         Manager, Allmans BBQ;
                                         President, Telephone
                                         Answering Service of
                                         Fredericksburg, Inc.
                                         Real Estate Appraiser

All Directors & Executive Officers of the Company as a group (13)           99,988 (4.9%)
--------------------------------------------------------------------------------------------

(1) Represents less than 1% of the outstanding shares based upon 2,041,762 shares outstanding as of March 18, 1999.

(2) Each Director has served on the Board of Directors of the Company since the consummation of the affiliation with Virginia Heartland Bank in October, 1998. The date above refers to the year in which Messrs. Barham, Gayheart, Gore, Jebson and Fisher were first elected to the Board of Directors of Second Bank & Trust, and Messrs. Parrish, Williams and Young were first elected to the Board of Directors of Virginia Heartland Bank.

(3) For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within sixty days.

(4) Includes shares held by spouses and minor children, shares held jointly or with spouses, and shares held as custodian or trustee: Mr. Williams, 5,520 shares; Mr. Jebson, 523 shares; Mr. Young, 9,247 shares; Mr. Gayheart, 1,000 shares; and Mr. Parrish, 230 shares.


BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors of the Company met monthly in 1998. In 1998, all directors attended at least 75% of the regular, special, or committee meetings of the Board of Directors of the Company which he (she) was required to attend.


     There are no family relationships among any of the directors or executive officers, and none of the directors serves as a director of any other company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934.

     The Company has a Nominating Committee comprised of Messrs. Gayheart, Gore and Jebson. The Nominating Committee meets once a year to nominate directors and recommend officers to serve the Company for the coming year.

     The Audit Committee is comprised of Messrs. Barham, Fisher, Gore, Williams and Young. The Audit Committee meets periodically to examine audit reports to determine whether audit exceptions are being addressed by management and whether internal control of the Company remains adequate. The Committee met 4 times in 1998.

     The Board of Directors of Second Bank & Trust has, among others, a standing Personnel Committee. The Personnel Committee is comprised of Messrs. Armstrong, Gore, Honenberger and Myers. The Committee meets periodically to review employee benefit plans and authorizes the level of compensation for each officer and director of the Bank. The Committee met six times in 1998.


                            EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     Directors of the Company receive a monthly fee of $600.00 for serving as Board of Directors. Directors of the Company are not paid for committee meetings on which they serve.


COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act), directors and executive officers of the Company are required to file reports with the Securities and Exchange Commission indicating their holdings of and transactions in the Company's equity securities. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, insiders of the Company complied with all filing requirements during the fiscal year ended December 31, 1998.


CASH COMPENSATION

     The officers of the Company do not receive any compensation from the Company, but are paid by each subsidiary Bank for their service as executive officers of the respective Bank. During 1998, the only executive officers of the Company who received annual compensation in excess of $100,000 were Messrs. Edward V. Allison, Jr., O. R. Barham, Jr. and William B. Young. The following table summarizes the cash compensation paid to these individuals.


                          SUMMARY COMPENSATION TABLE

                             ANNUAL COMPENSATION(5)
                     ------------------------------------

NAME OF OFFICER                                                     OTHER ANNUAL
PRINCIPAL POSITION             YEAR       SALARY        BONUS      COMPENSATION(3)
---------------------------   ------   -----------   ----------   ----------------
William B. Young(2)           1998      $138,800     $     0           $ 4,155
O.R. Barham, Jr.(1)           1998      $146,668     $     0           $31,733
                              1997      $139,800     $10,000           $28,702
                              1996      $ 97,196     $     0           $14,194
Edward V. Allison, Jr.(4)     1998      $101,700     $     0           $ 4,155
--------------------------------------------------------------------------------

(1) Mr. Barham served as Senior Vice President of the Company during 1996:
    President and Chief Executive Officer of the Company during 1997 and 1998; and President since the consummation of the affiliation with Virginia Heartland Bank in October, 1998.

(2) Mr. Young has served as Chairman and Chief Executive Officer since the consummation of the affiliation with Virginia Heartland Bank in October, 1998.

(3) Includes for 1998: $24,483 accrued on behalf of Mr. Barham under the Profit Sharing, 401k Savings and Employee Stock Ownership Plans, $7,250 accrued to Mr. Barham under a deferred compensation agreement, and $4,155 accrued to Mr. Young and Mr. Allison under a profit sharing thrift plan.

(4) Mr. Allison has served as Secretary since the consumation of the affiliation with Virginia Heartland Bank in October, 1998.

(5) No long term compensation was accrued to these officers in 1998, 1997 or 1996.

EMPLOYMENT AGREEMENTS

     Mr. Barham entered into a three year employment agreement with the Company effective January 1, 1997. The agreement is general in nature and has few conditions relative to current or ongoing employment conditions. Mr. Barham's base compensation under this agreement is determined at the sole discretion of the Board of Directors, but does include minimum thresholds for each year of the agreement. The agreement provides that in the event the Company, acting either through its stockholders or its Directors, approves a change in control event as defined, Mr. Barham will be entitled to receive from the Company base compensation and accrued benefits for a twenty-four month period, regardless of consideration of future employment. In the event the Company terminates Mr. Barham's employment without cause, or Mr. Barham terminates his employment for good reason as defined, the Company will pay to Mr. Barham a lump sum within thirty days of employment termination equal to base compensation for a period of eighteen months from the date of termination.

     As incentive for Mr. Barham to remain in the employ of the Company and as protection for the Company from Mr. Barham leaving the Company's employ, absent a sale of the Company as defined, the agreement provides that if the officer voluntarily leaves the employ of the Bank without there being any such change in control of the Company, he may not be employed with or work in any office of any company as an officer, director, employee or partner within a 50 mile radius of any branch office of the

Company without written consent of the Board of Directors for a period of two years after Mr. Barham's employment. Failure to comply will result in termination of all benefits remaining to be paid as part of the agreement.

     Mr. Young entered into a two year agreement effective October, 1998 which provides that while Mr. Young is Chairman of the Company, his combined salary for service to the Company and Virginia Heartland Bank will be $165,000 per year. Following such term, Mr. Young will be offered a non-employee consulting position at $75,000 per year for a two-year period.

     If Mr. Young's employment contract is terminated without "cause," as defined in the contract, Virginia Heartland Bank must pay all compensation (which includes salary and/or consulting fee, as applicable) due under the terminated contract for a period not to exceed one year following the termination. The employment contracts also contain a provision that any successor to all or substantially all of the business and/or assets of the Company expressly assume this employment contract. Mr. Young's annual salary and subsequent consulting fee is fixed. In addition, Mr. Young is not eligible for merit raises, participation in stock option plans or bonus plans given or maintained by the Company or either Virginia Heartland or Second Bank & Trust. The contract provides that if Mr. Young voluntarily terminates the contract, he shall not directly or indirectly become affiliated with another financial institution within the Commonwealth of Virginia for a period of two years.

     Mr. Allison, as President of Virginia Heartland Bank, and Senior Vice President and Secretary of the Company, entered into a five year agreement effective October, 1998 which provides that Mr. Allison receive an initial annual salary of $100,000, subject to annual review and adjustment by the Board of Directors. If Mr. Allison's employment contract is terminated without "cause," as defined in the contract, Virginia Heartland Bank must pay annual salary for a period not to exceed one year following the termination. The employment contracts also contain a provision that any successor to all or substantially all of the business and/or assets of the Company expressly assume this employment contract. The contract provides that if Mr. Allison voluntarily terminates the contract, he shall not directly or indirectly become affiliated with another financial institution within the Commonwealth of Virginia for a period of two years.


EMPLOYEE BENEFIT PLANS

     The Company and its two banking subsidiaries, Second Bank & Trust and Virginia Heartland Bank, maintain several tax qualified and non-qualified employee benefit plans for employees of the two Banks, which benefit plans are described below.


     SECOND BANK & TRUST PLANS

     Second Bank & Trust has a split dollar life insurance plan that is offered to certain bank officers. The Bank advances a portion of the premium, which will be reimbursed by the insured officer upon the termination of his employment or death. In 1998, $1,931 was advanced to Mr. Barham under this plan.

     The Bank established an Employee Stock Ownership Plan ("ESOP") under section 401(e) of the Internal Revenue Code as of January 1, 1984. The plan's primary purpose is to enable participating employees to share in the growth and prosperity of the Bank and the Company by allowing employees to acquire Company common stock. The Bank contributed $ 63,027 to the plan in 1998. Funds contributed by the Bank to the plan are allocated to participants in the plan in the ratio which the compensation of each participant bears to the total compensation of all the participants. In 1998, $4,013 was accrued to Mr. Barham under this plan.

     Effective January 1, 1997, Second Bank & Trust adopted a non-qualified Executive Deferred Compensation Plan. Pursuant to the plan, Mr. Barham and any other employees of the Bank selected by the Board of Directors may defer receipt of a certain amount of pre-tax income and cash incentive compensation, plus a Bank percentage matching contribution of the deferred amount, for a period of no less than three years or until retirement, subject to termination of employment or certain other events, including an imminent change in control. The Bank's matching contribution for Mr. Barham is 5% of his base salary and as determined from time to time by the Board for other executives. In 1998, $7,250 was accrued to Mr. Barham under this plan. The participants must pay taxes on the deferred payments when received.

     The Bank has a noncontributory pension plan which conforms to the Employee Retirement Income Security Act of 1974 (ERISA). The amount of benefits payable under the plan is determined by an employee's period of credited service. The amount of normal retirement benefit will be equal to 1% of a participating employee's average compensation for each year of credited service plus .75% of a participating employee's average compensation in excess of $10,000 for each year of credited service. The plan provides for early retirement for participants with 10 or more years of service to the Bank who retire after attaining age 55. A participant who terminates employment after 3 or more years of service is eligible for a deferred benefit.

     The following table shows the estimated annual benefits payable upon retirement based on specified remuneration and years of credited service classifications, assuming continuation of the present plan and retirement on January 1, 1997, at age 65 (normal retirement date):


             ESTIMATED ANNUAL PENSION BASED ON AVERAGE COMPENSATION



    AVERAGE        10 YEARS       15 YEARS       20 YEARS       25 YEARS
 COMPENSATION     OF SERVICE     OF SERVICE     OF SERVICE     OF SERVICE
--------------   ------------   ------------   ------------   -----------
 $    10,000        $ 1,000        $ 1,500        $ 2,000       $ 2,500
      25,000          3,625          5,438          7,250         9,063
      50,000          8,000         12,000         16,000        20,000
      75,000         12,375         18,563         24,750        30,938
     100,000         16,750         25,125         33,500        41,875
     125,000         21,125         31,688         42,250        52,813
     150,000         25,500         38,250         51,000        63,375
     175,000         29,875         44,813         59,750        74,688
     200,000         34,250         51,375         68,500        85,625

     Mr. Barham will have an estimated 23 years of credited service at normal retirement age.

     The Bank established a 401(k) Savings Plan effective October 1, 1989. The plan's primary purpose is to allow employees to save for retirement on a pre-tax basis. The plan provides for matching contributions by the Bank equal to 100% of the first 2% plus 25% of the next 4% of salary reduction contributions made by the employee. The Bank made a matched contribution to the plan of $ 62,973 in 1998. The plan also provides for discretionary contributions to be made by the Bank and allocated to participant accounts in proportion to the participant's compensation. The Bank made no discretionary contribution to the plan in 1998. In 1998, $ 4,700 was accrued to Mr. Barham under this plan.

     The Bank has a profit sharing plan under which employees of the Bank receive compensation directly related to the profitability of the Bank. Compensation under the plan is calculated and approved by the Board of Directors of the Bank. In 1998, the Bank contributed $225,000 to the plan. In 1998, $15,770 was accrued to Mr. Barham under the plan.

 VIRGINIA HEARTLAND PLANS

     Virginia Heartland Bank established a 401(k) Profit Sharing Thrift Plan in 1991. All permanent employees with more than three years of service may participate. The Bank may contribute to the plan through either matching or descretionary contributions. The plan provides for matching contributions by the Bank equal to 25% of each participants deferred compensation not to execeed 6% of the participants compensation. The Bank made a matched contribution to the plan of $11,980 in 1998. The plan also provides for discretionary contributions to be made by the Bank and allocated to participant accounts in proportion to the participant's compensation. The Bank accrued a discretionary contribution to the plan of $36,000 in 1998. In 1998, $4,155 was accrued to Mr. Young and Mr. Allison under this plan.

     Virginia Heartland Bank has entered into supplemental retirement agreements with the Bank's Chairman and President which provide benefits payable over fifteen years to begin at age sixty and sixty-five, respectively. The agreement with Mr. Young and Mr. Allison calls for Virginia Heartland Bank to pay each $45,000 for fifteen years upon retirement. At December 31, 1998, $513,918 has been accrued under these contracts, and this liability is reflected in the consolidated financial statements. In 1998, $150,682 was accrued to Messrs. Young and Allison under this plan.

     The Bank is the owner and beneficiary of whole life insurance policies on the lives of Messrs. Young and Allison. If the Chairman or President decease during their employment, the Bank shall pay to their designated beneficiaries or estate $75,000 and $60,000, respectively, per year till retirement date, and thereafter $45,000 for both Messrs. Young and Allison for a period of fifteen years. In the event that this death benefit should become payable, such benefit shall be in lieu of all supplemental retirement accruals provided to the date of death.


TRANSACTIONS WITH DIRECTORS AND OFFICERS

     As of December 31, 1998, borrowing from the Company by all policy-making officers, directors, their immediate families, and affiliated companies in which they are Stockholders amounted to approximately $3.947 million. This amount represented 2.4% of the total equity capital and 1.1% of the total assets of the Company as of December 31, 1998. These loans were made in the ordinary course of the Company's business, on the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others, and do not involve greater than normal risks of collectibility. The Company expects to have similar banking transactions with directors, officers, principal Stockholders and their associates in the future.


PERSONNEL COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Personnel Committee of the Board of Directors of each respective subsidiary bank has furnished the following report on executive compensation.

     The committee has developed and implemented compensation policies and plans which seek to enhance the profitability of the Company and maximize stockholder value by aligning closely the financial interests of its senior officers with those of its stockholders. The policies are designed to provide competitive levels of compensation to attract and retain corporate officers and key employees with outstanding abilities and to motivate them to perform to the full extent of their abilities. The policies provide for both annual salaries and participation in an incentive compensation plan with all other employees of the Company.

     The Board of Directors approves base salaries at levels competitive with amounts paid to senior executives with comparable qualifications, experience and responsibilities after comparing salary ranges of similar sized banks as provided by the VBA Salary Survey of Virginia Banks. The annual and incentive compensation is also closely tied to the Company's success in achieving significant financial performance goals.

     The Board of Directors approves the Chief Executive's annual salary based on the compensation data from selected peer banks, their assessment of past performance and its expectation as to future contributions in leading the Company. In addition to the internal measures above, the Board of Directors also reviews the financial performance of the Company in relation to peer group averages and predetermined goals set by the Board of Directors. A subjective approach is used in its evaluation of these factors and therefore does not rely on a formula or weights of specific factors.

     The incentive compensation plan, which includes all employees of the Company, stresses rewards for achievement of financial goals set each year. This program rewards employees for producing higher income, reducing costs and providing customers with excellent service. The formula for 1998 as adopted by the Board of Directors calls for an incentive of an increasing percentage based on achievement of specified levels of return on assets. The formula defines the incentive fund available for distribution for the year. The incentive funds are allocated prorata to all employees based on their salary.

                            STOCK PERFORMANCE GRAPH

     The following graph compares the Company's Stockholder return with the return of certain indices for the period beginning December 31, 1993 and for following five years ending December 31. The Company's stock performance is compared to the NASDAQ Stock Index and the Carson Medlin Independent Bank Index.



                                    [CHART]


                                             1993  1994  1995  1996  1997  1998
                                             ----  ----  ----  ----  ----  ----
VIRGINIA COMMONWEALTH FINANCIAL CORPORATION  100   102   106   116   199   207
INDEPENDENT BANK INDEX                       100   119   151   191   280   296
NASDAQ INDEX                                 100    98   138   170   209   293




During the years 1993-1996, and for the first six months of 1997, shares of Company Common Stock were not traded on any national or regional exchange, and trading was generally as a result of private negotiation. Accordingly, this graph is not necessarily indicative of how the Company's stock would have performed if it had traded on an exchange for the entire period. On July 14, 1997, the Company's stock began trading on the Nasdaq Small Cap Market, and currently trades under the trading symbol VCFC. The Nasdaq Stock Market is a highly regulated electronic securities market whose listings are supported by a communications network linking them to quotation dissemination, trade reporting, and order execution. The Nasdaq is operated by The Nasdaq Stock Market, Inc., a wholly-owned subsidiary of the National Association of Securities Dealers, Inc.

                                  PROPOSAL TWO

                           AMENDMENT TO VCFC ARTICLES

     VCFC is currently authorized to issue 3,000,000 shares of VCFC Common Stock. The VCFC Board of Directors has unanimously approved a proposed amendment to the VCFC Articles, which would increase the number of authorized shares of VCFC Common Stock from 3,000,000 to 5,000,000.

     It is VCFC's intention to finance its operations through, among other things, the issuance from time to time of equity securities, to consider the acquisition or affiliation of other community banks or financial service businesses (possibly using VCFC Common Stock as consideration in some instances) and to consider the issuance of additional shares of VCFC Common Stock through stock splits and stock dividends in appropriate circumstances. Accordingly, the continued availability of shares of VCFC Common Stock is necessary to provide VCFC with the flexibility to take advantage of opportunities in such situations.

     As of the record date, there were 2,041,762 shares outstanding. The authorization of 3,000,000 shares was initially established in 1990 in conjunction with the establishment of the Holding Company. VCFC's assets have increased significantly since that time, having increased $169 million or 92.1% from VCFC's assets at December 31, 1990.

     THE AFFIRMATIVE VOTE OF MORE THAN TWO-THIRDS OF ALL THE VOTES ENTITLED TO BE CAST BY THE HOLDERS OF THE OUTSTANDING SHARES OF VCFC COMMON STOCK AT THE VCFC MEETING IS REQUIRED TO APPROVE THE AMENDMENT TO VCFC ARTICLES. THE VCFC BOARD UNANIMOUSLY RECOMMENDS THAT VCFC STOCKHOLDERS VOTE "FOR" THE AMENDMENT TO INCREASE THE AUTHORIZED SHARES.


                                PROPOSAL THREE

                   RATIFICATION OF SELECTION OF ACCOUNTANTS


     The Board of Directors has appointed Yount, Hyde & Barbour, P.C., as the external auditors for the Company for the fiscal year ending December 31, 1999. Yount, Hyde & Barbour, P.C. rendered audit services to the Company during 1998. These services consisted primarily of the examination and audit of the financial statements of the Company, tax reporting assistance, and other audit and accounting matters. Representatives of Yount, Hyde & Barbour, P.C. will have the opportunity to make a statement and to answer questions at the Annual Meeting if they desire to do so. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPOINTMENT OF YOUNT, HYDE & BARBOUR, P.C.


                      2000 ANNUAL MEETING OF STOCKHOLDERS

     The Board of Directors need not include an otherwise appropriate stockholder proposal in its proxy statement or form of proxy for that meeting unless the proposal is received by the Company at its main office on or before December 15, 1999.


                        ANNUAL REPORTS TO STOCKHOLDERS

     The Company's Annual Report for the year ended December 31, 1998, which includes audited financial statements of the Company prepared in conformity with generally accepted accounting principles, has been enclosed with this proxy. A copy of the Annual Report will be sent to any stockholder upon request. REQUESTS FOR ADDITIONAL COPIES OF THE ANNUAL REPORT SHOULD BE DIRECTED TO JEFFREY W. FARRAR, CPA, SENIOR VICE PRESIDENT & CHIEF FINANCIAL OFFICER, AT 102 SOUTH MAIN STREET, P. O. BOX 71, CULPEPER, VIRGINIA 22701.


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

                                 OTHER MATTERS

     Management knows of no other business to be brought before the Annual Meeting. Should any other business properly be presented for action at the meeting, the shares represented by the enclosed proxy will be voted by the persons named therein in accordance with their best judgment and in the best interests of the Company.


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